Exhibit 14.1

VASTA PLATFORM LIMITED

CODE OF CONDUCT

CODE OF CONDUCT

TABLE OF CONTENTS

OUR MISSION, VISION AND VALUES		4

1.	KNOWING OUR VASTA CODE OF CONDUCT	5

1.1.	HOW SHOULD THE CODE BE EXPERIENCED?	5

2.	COMPANY ENVIRONMENTS	6

2.1.	DIVERSITY AND INCLUSION	7

2.2.	DISCRIMINATION, BULLYING AND FORMS OF HARASSMENT	7

2.3.	HEALTH AND SAFETY	9

2.4.	ALCOHOL, DRUGS AND WEAPONS	9

2.5.	LIMITS OF ATTRIBUTION	10

2.6.	PRESERVATION AND CARE WITH GROUP’S ASSETS	10

2.7.	RESPECT FOR THE PRIVACY OF OUR EMPLOYEES, CUSTOMERS AND STUDENTS	11

3.	INTELLECTUAL ASSETS AND INFORMATION INTEGRITY	11

3.1.	SECRECY OF INFORMATION	12

3.2.	RELATIONSHIP WITH AND INFORMATION DISCLOSED TO THE PRESS, TO INVESTORS AND TO THE PUBLIC	12

3.3.	QUALITY OF PUBLIC DISCLOSURES	13

3.4.	SOCIAL NETWORKS AND OTHER FORMS OF SHARING	13

3.6.	FINANCIAL REPORTS AND ACCOUNTING RECORDS	14

3.7.	FRAUD	15

4.	INFORMATION SECURITY	15

4.1.	SYSTEM AND E-MAIL ACCESS PASSWORDS	15

4.2.	E-MAIL, INTERNET AND ELECTRONIC COMMUNICATION	16

4.3.	SOFTWARE	16

4.4.	USE OF TECHNOLOGICAL RESOURCES THAT ARE NOT OF THE COMPANY	16

4.5.	NETWORK USE AND TRANSIT OF THIRD PARTIES	16

5.	RELATIONSHIP WITH THIRD PARTIES	17

5.1.	GOVERNMENT	17

5.2.	COMPETITORS	17

5.3.	SUPPLIERS	18

5.4.	TRADE UNIONS AND CLASS ENTITIES	18

5.5.	DONATIONS AND SPONSORSHIPS	18

6.	Conflict of Interests	19

6.1.	FINANCIAL INTERESTS	19

6.2.	AFFECTIVE RELATIONSHIPS AND FAMILY RELATIONS	20

6.3.	PARALLEL ACTIVITY	21

6.4.	POLITICAL INVOLVEMENT	21

6.5.	GIFTS AND HOSPITALITY	22

7.	Department of Internal Controls, Audit and Compliance	23

7.1.	COMMUNICATION CHANNELS	23

7.2.	REPORTS AND INVESTIGATIONS	23

7.3.	REPORTING VIOLATIONS TO A GOVERNMENTAL AGENCY	24

7.4.	CORRECTIVE AND DISCIPLINARY ACTIONS	25

8.	Waivers and Amendments	25

Dear All,

We are the leading private K-12 education company in Brazil and we are proud to say that since the beginning of our history, millions of young people have been impacted by our greatest purpose: to contribute to the transformation of people and the society through Education. In 2018, SOMOS Educação became part of the Cogna Group, further expanding our potential for transforming society. Our track record is marked by the effort and commitment of our employees, always guided by ethics and responsibility in the way they conduct our business. To ensure that our decisions and actions are always guided by an ethical and responsible direction, we present our Vasta Code of Conduct, common for all the companies belonging to Vasta (the “Group”). We understand that we are an example to each of our students, customers and partners and that our corporate impact should always be responsible and positive. The application of the values set out herein is essential if we are to together consolidate a sound management of our business and, consequently, be responsible for the positive change in education in Brazil!

Best Regards,

Mário Ghio Junior

CEO

OUR MISSION, VISION AND VALUES

Mission:

Our mission is to revolutionize the ecosystem of private K-12, offering content and technology educational services which allow schools to deliver high-quality education to students, besides digital solutions supporting high growth, enhanced efficiency and digital transformation journeys.

Vision:

To be a reference in content and technology educational services, acting in an innovative and sustainable way, and the best choice to private schools, a leader in the markets where we operate.

Values:

WE ACT WITH THE STUDENT’S SUCCESS IN MIND

Our actions should contribute to the student’s success.

WE VALUE PEOPLE

We respect and value people and their differences because we know that each one can contribute to our student’s success.

WE ARE RESPONSIBLE

We always act with integrity, honesty and transparency.

WE SEEK INNOVATION

We innovate because we want to transform the future. We take risks and learn from our mistakes.

WE HAVE A PASSION FOR EDUCATION

What moves us is the ability to contribute for transforming the lives of our students, their families, their community and the world.

TOGETHER, WE CAN DO MORE

We embrace every challenge together, no matter how big, we can always count on each other.

WE MAKE IT HAPPEN

We put our hands to work and are agile in turning ideas and plans into reality.

WE GENERATE SUSTAINABLE VALUE

We work to generate positive impacts in the short and long term.

1. KNOWING THE VASTA CODE OF CONDUCT

After all, what is our Code of Conduct?

The Vasta Code of Conduct is a document that brings together the basic guidelines on responsibility, ethics in the working environment and relationships or in the provision of services related to all companies of the Group.

The guidelines should serve as direction for the conduct of our employees—of our corporate and school/academic environment—trainees, apprentices, members of the board of directors, board of executive officers (including our Chief Executive Officer, Chief Financial Officer and Controller or persons performing similar functions (the “Covered Officers”)) and committees, students, clients, authors, suppliers, distributors, business partners and service providers.

Important: In addition to the Code of Conduct, there are other documents that should always be consulted, such as the current laws and regulations, clauses of the employment and/or service agreement, the Group Anti-Corruption Manual, internal policies and other rules that may be applicable to all or each company of the Group, such as the Internal Rules of Schools. The policies and manuals described herein were adopted by the Group and have been developed by Vasta and/or Cogna.

1.1. HOW SHOULD THE CODE BE EXPERIENCED?

Our Code of Conduct should be taken into account in all work relations and rendering of services, whether internal or external and at all levels of the companies belonging to the Vasta Group.

We discussed with various areas and thought of the most different scenarios to build up this material, but we know that situations may happen that are not mentioned herein.

In those cases, it is advisable to ask a few questions: does that feel right? Does this action violate any law, regulation, policy or internal guidelines? Do I have the authority to make this decision? If you still have any doubt as to how to act, ask for the support of your manager or leaders whom you trust.

If you experience any situation or witness anything that is not in accordance with the guidelines you will find here, you should immediately inform the Vasta Confidential Channel so that the team in charge can investigate and apply the necessary measures in each case, varying from training and advice to termination of employment or business relationship. It is important to remember that this is the appropriate channel to report events related to Vasta.

As such, we ensure that everything is always in line with what we believe and disseminate as a company. After all, a company is made of people and our commitment to always act in an honest and ethical way is only possible with everyone’s conduct. You may rest assured: all reports can be made anonymously and any shared information is confidential.

2. COMPANY ENVIRONMENTS

We understand as environments of the Company any and all work, school/academic and virtual environments in any way related with any company belonging to the Vasta Group and its activities. Also understood as an extension of the work environment are events promoted by the Company, get-togethers, tours, trips, etc.

We repudiate all forms of discrimination, prejudice, intolerance, harassment and other offensive conduct within our corporate offices, units and schools and also in activities that may occur outside these environments, including virtual ones.

Furthermore, it is essential that we have a good coexistence and, therefore, we expect all audiences, either internal or external, to guide their relations by cordiality, trust, justice, respect and honesty.

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable governmental laws, rules and regulations, including occupational safety, health and environmental laws and regulations, including the U.S. Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder. No one shall commit an illegal or unethical act, or instruct other to do so, for any reason.

Whether in the work or school/academic environment, you should know that there are some specific behaviors that should be adopted:

•	To value the diversity of identity and skills of our students and employees, recognizing the value of cooperation;

•	To respect times, work plans, evaluation formats and the pedagogical model established for our units and schools;

•	To ensure that students and staff are accountable for their attitudes and behaviors;

•

To provide an environment that promotes inclusion in all dimensions and offers the best conditions for our students to be intellectually free, empowered, autonomous, self-aware and conscious of the world around them;

•	To understand that each member of the teaching staff, pedagogical and administrative team of our units and schools is an example and reference in the formation of our students;

•	To ensure the quality of your activities and seek improvement of your knowledge and skills;

•	To encourage our students, through concrete projects, to act in their communities, seeking improvement and long-term impacts;

•	To observe the rules governing the exercise of your profession, internal policies of the Company, the Law of Guidelines and Bases of National Education and Internal Regulations.

When we talk about the school/academic environment, we expect that all our schools, colleges and preparatory courses, in addition to following these guidelines, will offer a safe place that ensures the physical and psycho-emotional well-being of our students

2.1.	DIVERSITY AND INCLUSION

As we see it, each individual has unique background and perspectives, which is why we believe in the potential of all our employees and value the diversity of origins, capabilities, orientations and opinions. The more diversity of people and ideas, the greater our inspiration to innovate and better understand our students, increasing our ability to serve.

We hire, retain and promote our employees based on their qualifications, skills, achievements and merits and any career move is made based on these definitions and the results presented. No decision is made taking into account factors such as race, color, religion, political beliefs, gender, age, origin, sexual orientation, gender identity, marital status or disabilities.

Just as we encourage such conduct internally, we understand that any external action or campaign should reflect this reality. Therefore, we expect our business partners to act in a respectful manner and do not accept any action that contains offensive statements, suggestions or images, or that suggests any kind of discrimination.

2.2.	DISCRIMINATION, BULLYING AND FORMS OF HARASSMENT

Respect must be present in all our actions and we do not tolerate any kind of discrimination, as well as the raising of voice and the use of a tone of reprimand louder than the appropriate, reprimand in public, excessive rigor, disqualification, isolation and/or threats.

Bullying

Bullying includes all forms of violence, physical or psychological, intentional and repetitive, exercised by one or more individuals, aiming at intimidating or assaulting the victim, without the victim having the capacity to defend himself, within an unequal relationship of strength or power.

Our units and schools have students of different ages, races, social conditions, levels of psychomotor development, genders and disabilities. It is our duty to respect differences, encourage inclusion, and provide spaces to deepen the discussion on these issues.

Bullying, when practiced through the Internet and social media, is known as cyberbullying. Common cyberbullying actions include sending intrusive messages of intimacy and tampering with photos and personal data with the intention of generating psychological and social embarrassment.

These practices are prohibited in our environments, and our employees and individuals related to the Company who work in, attend or visit our school/academic environments should also ensure that bullying is not practiced in those locations.

Forms of Harassment

We also repudiate any type of harassment—moral or sexual—inside and outside the Company’s environments. If you experience any type of harassment described here—or have experienced any situation that could constitute harassment—you should report it to the Vasta Confidential Channel.

Moral Harassment

Moral harassment is any conduct, whether attitude, word, gesture or even silence, repeated several times to the point of affecting one’s emotional balance or self-esteem, especially when related to color, sex, sexual orientation, gender identity, age, skill for the tasks of the function, health or social condition, religion, political ideology or nationality. It is important that you know that bullying can be practiced against or by a single person and can happen in different ways:

•	Vertical: practiced by managers against their subordinates or by subordinates against the superior;

•	Horizontal: between colleagues of the same hierarchical level;

•	Mixed: when the same person is harassed by both superior and colleagues.

PAY ATTENTION!

In the Company’s environments, including virtual ones (even if private), it is important to highlight some conducts that, under no circumstances, are allowed:

•	Verbal or physical assaults;

•	Jokes, intentional or not, that offend groups or individuals;

•	Aggressive or prejudiced manifestations;

•	Political-party, religious, ethnocentric or discriminatory manifestations by our educators in the school/academic environment, on the surroundings of our schools or at events promoted by our schools;

•	Failure by the management and board of teachers to choose books, toys, instruments, graphic materials for communication or decoration that value racial, gender or cultural diversity;

•	Prejudice and discrimination against employees, parents and students.

Sexual Harassment

Sexual harassment, in its turn, occurs when someone, taking advantage of his or her hierarchical condition, embarrasses a person, by means of innuendo or explicit conduct, with the intention of obtaining a sexual advantage or favor; that is, it is a harassment, a violation of sexual freedom.

There is embarrassment through innuendo, explicit conduct, blackmail, work-related threat or intimidation (job retention, promotions, salary increases, change of grades, etc.) with the intention of obtaining sexual satisfaction.

Sexual harassment is a crime according to the Brazilian Criminal Code and illegal under U.S. law.

We also understand as harassment repeated attempts, without reciprocity of approach, that embarrass, offend or assault our employees in any way, such as repeated invitations for lunches/dinners or meetings; messages sent repeatedly and without response; invasive and repeated questions about the personal life of our employees.

2.3.	HEALTH AND SAFETY

We have solid actions to ensure the physical safety of our students and employees. It is the duty of every employee to follow the rules, instructions and procedures defined in property security, such as wearing identification badges, safety equipment and requiring the registration of visitors.

It is also the employee’s responsibility to communicate to the Infrastructure department or to the management of his/her unit or school if he/she notices any installation that may represent a risk to our employees, students and visitors.

2.4.	ALCOHOL, DRUGS AND WEAPONS

We care about the health and well-being of our employees and students and therefore we prohibit the carrying, use, distribution or sale of illicit drugs within our offices, units, schools and their surroundings and in any other location that may be considered an extension of the corporate or school/academic environment, such as in outdoor activities, events, tours and trips.

The same applies to the prohibition of distribution and sale of legal drugs to minors (e.g. alcohol and cigarettes) or their use outside the demarcated areas for that purpose, as well as the carrying and use of any type of weapon (knives, penknives, pressure guns, fire weapons, etc.) by students, service providers and employees.

If you experience any such situation, you should immediately notify your unit or school management or the Compliance department. It is worth noting that the boards of our units and schools are open and prepared to discuss, assist and guide employees and students on issues related to alcohol and drug addiction.

The following is allowed

•

To consume alcohol moderately in the corporate environment only during authorized celebrations, as long as this does not affect your activities. This permission is not extended to the Company’s school/academic environments;

•	The use of tobacco by employees and students of legal age in areas marked as permitted. If you work or attend any of our units or schools, check the Internal Rules on the subject;

•	The use of objects considered as weapon as a working tool by service providers, provided that such individuals are properly identified, trained and authorized.

The following is not allowed

•

The exercise of functions, the use of our assets, to enter or remain in our premises or in external activities related to the Company under the effect of alcoholic beverages, illegal drugs or narcotics.

2.5.	LIMITS OF ATTRIBUTION

Anyone may only sign documents, represent or act on behalf of any of our companies if there is an authorization from the Company to do so, in internal policies, in a power of attorney, in the articles of incorporation or bylaws. Always remember to check the Company’s regulations, internal policies and the Anti-Corruption Manual.

PAY ATTENTION!

Respect the limits of your attributions and designation when negotiating, making decisions or contacting shareholders, public officials, students, etc. Always align the next steps with your manager before taking action.

2.6.	PRESERVATION AND CARE WITH GROUP’S ASSETS

Do you know what assets are? They are the facilities, equipment, vehicles, furniture, resources and financial applications of the Company.

Just as the relationship with customers, trademarks, intellectual property, information about products, services, systems, people and therefore should always be carefully looked at.

Depending on their attribution, the employee may have access to different resources exclusively for purposes of carrying out his/her activities. Such resources must not be borrowed, rented, negotiated, exchanged or donated without authorization and their use must always be made in compliance with the activities for which they were engaged, with care, avoiding waste and unnecessary expenses, with due regard to Occupational Safety and Health rules.

If you are part of or inserted in a school/academic environment, it is also important to encourage students to conserve the assets of the unit, preserving classrooms, libraries, laboratories, bathrooms and other places.

To ensure the integrity of our information and assets, the disposal of assets (technological or physical), especially those containing data, must be aligned with the Information Security area.

2.7.	RESPECT FOR THE PRIVACY OF OUR EMPLOYEES, CUSTOMERS AND STUDENTS

We are committed to protecting the privacy of our employees, customers and students, and therefore their personal data—including research, evidence, grades, evaluations, reports, financial and medical information—may only be accessed by authorized employees or by those with a work-related reason for doing so. Should this happen, those employees are liable for keeping the accessed contents confidential.

Such data may also be shared according to the provisions of the relevant service, employment or other agreement entered into with the Company, as well as pursuant to the law.

Any disclosure of data or information should take place only after consulting the Legal department and the area responsible for the information and should take place in accordance with applicable laws and regulations (including Brazilian and U.S. laws and regulations as well as those of any other applicable jurisdiction) regarding the protection of personal data and privacy.

3. INTELLECTUAL ASSETS AND INFORMATION INTEGRITY

Have you ever heard of Intellectual Property?

This is a legal term that guarantees that any intellectual creation—with literary, industrial, scientific or artistic application—is protected by the law. And what does that mean? Everything we create internally (contents, images, brands, etc.) belongs to our organization and it is our responsibility to care for, protect and respect both our intellectual assets and the intellectual assets of third parties to which we have access during our activities.

All economic rights related to the assets that may be developed during the work relationship, such as ideas, contents or inventions, even if individually are, the exclusive property of the Company, with no charge.

It is therefore important to ensure that all company data and information is always safe and to pay attention to the following guidelines:

3.1.	SECRECY OF INFORMATION

Any material produced or used during the work is considered confidential and secret. All customer, employee or student data and Company information should be carefully stored and never shared with anyone outside the Company. Any exception depend on formal authorization or contractual or legal determination.

As soon as an employee joins the company, he/she assumes legal and moral duties of confidentiality and it is important to remember that this commitment remains even after his/her departure from the company. This rule also applies to companies that terminate a business relationship with the Group.

The following is allowed

•	To hold business or benchmarking[1] meetings as long as information, data and reports deemed confidential are not disclosed.

The following is not allowed

•	To pass on information about the Company’s business or employees that has not been publicly disclosed;

•	To maintain or appropriate materials such as laptop, headset, mobile phone, corporate card, etc. supplied by the company;

•	To save or delete documents in cases of departure. Exceptions only upon written agreement;

•	To disclose or share confidential information of companies or business partners.

BE SMART!

•	Be careful when talking about confidential matters at workstations and outside the Company;

•	If you need to share any confidential or sensitive information with third parties, have a confidentiality agreement signed by both parties;

•	Be careful when printing materials with sensitive information;

•	Lock down your computer every time you leave your workstation.

3.2.	RELATIONSHIP WITH AND INFORMATION DISCLOSED TO THE PRESS, TO INVESTORS AND TO THE PUBLIC

We value a respectful and transparent relationship with the press, our investors and the public in general. That is why we have some rules to make everything work in the best possible way:

The following is allowed

•	To give an interview to the media on any matter not involving the name of Group companies or making use of confidential information;

[1]	Benchmarking meetings are those in which we receive or visit other companies in search of information about the best practices in the market.

•	To post your opinions on social networks, blogs and applications, as long as it does not offend any person or group.

The following is not allowed

•

To express opinions through any means of communication on behalf of the Company. If any media vehicle contacts you requesting a statement or interview, you should notify the Institutional Communications department to check whether you are authorized to speak or to receive an indication of who may speak;

•

To disclose information to shareholders or to the market. This activity is exclusively incumbent upon the Investor Relations area, in order to ensure transparency and alignment with the terms of the Brazilian Corporation Law U.S. laws and regulations, including the instructions issued by the Brazilian Securities Commission (CVM) and the rules of the U.S. Securities and Exchange Commission (SEC).

3.3.	QUALITY OF PUBLIC DISCLOSURES

We have a responsibility to communicate effectively with shareholders so that they are provided with full, fair, accurate, timely and understandable information, in all material respects, about our financial condition and results of operations, as well as any other information or document that is made available to the public in general. Our reports and documents filed with or submitted to the SEC, to the CVM, and any other regulatory authority and stock exchanges, and our other public communications shall include full, fair, accurate, timely and understandable disclosure.

3.4.	SOCIAL NETWORKS AND OTHER FORMS OF SHARING

Social media is great for strengthening professional relationships and sharing ideas, but it is important to pay attention to how you use these channels not to impact the Company’s image. So, pay attention to the following points:

•	Before making any posting, think of whether what you are writing goes against the Company’s values or whether the information you share is in any way confidential;

•

It is always important to pay attention to the use of the trademark, adequate language, use of image of artists/characters that have an agreement with Vasta and other recommendations to take care of our trademarks;

•

You are not allowed to share photographs, documents, audio, video, messages or other materials of the Company, of co-workers or our clients without express authorization. Before disclosing this type of material, always check if the people appearing in the images have an agreement that authorizes us to use their image;

•

We have employees responsible for managing our social media; so if you come across a question from a student or any other audience, you are not allowed to answer on behalf of the Group companies. This is not applicable only if you are one of our employees qualified to do so;

•	In the case of administrators of local pages in social networks, remember that you are liable for the contents published on your page;

•	If you have access to any erroneous, biased or negative information about any of our trademarks, let your manager and the responsible team know;

•	If you have any questions on the subject, please do not hesitate to contact the digital presence team.

3.5.	TRADING IN GROUP SHARES

Did you know that we are a publicly-held company listed on the NASDAQ? This means that our Company issues securities2 in the capital market.

You, as our employee, can also trade in securities issued by the Group companies, but beware: for this purpose, some practices must be adopted to avoid undue favoring of related persons.

The following is allowed

To buy and sell shares and other securities issued by the Group companies, provided that it respects the Securities Trading Policy, available on Vasta’s website (https://www.vastaedu.com.br/).

The following is not allowed

•	To use information that you have access to, in order to gain advantage for yourself or others in securities trading;

•	To trade in securities issued by Group companies within 15 calendar days prior to the disclosure of Quarterly Information (ITR) and Annual Information (DFP and IAN);

•	To operate with options, derivatives or carry out structured transactions such as lending of stock, short sale, collar and forward.

PAY ATTENTION!

Those rules also apply to companies controlled by Company employees, third parties with whom they have entered into an agreement for the management of securities or business portfolio and any person who has become aware of relevant confidential information by means of any of our employees.

3.6.	FINANCIAL REPORTS AND ACCOUNTING RECORDS

We keep all records of our transactions and financial statements accurate, complete and true, in accordance with accounting rules. We have a solid system of internal controls

[2]	Securities are shares, options, debentures and any other bonds or collective investment contracts that generate equity interests, partnership or remuneration rights with the company;

and financial reporting procedures that ensure the integrity of the information and the adequacy of the financial report and its public disclosure. As an employee, it is important that you always act responsibly, complying with applicable laws and regulations. And, you are not allowed to maintain parallel accounting controls of any title or nature. Please also see Item 3.3 (Quality of Public Disclosures) above.

3.7.	FRAUD

Fraud in a corporate environment occurs when an employee induces the company or a third party to make a mistake in order to receive some advantage for himself or another person. Examples of fraud include forgery of corporate or school/academic documents, improper modification of accounting data, and willful allocation of expenses to inadequate cost centers.

Any behavior of such type, including misappropriation of assets of the Company or of its customers, in addition to being a direct violation of our Code of Conduct and of the terms of its employment contract, is also considered a crime.

4. INFORMATION SECURITY

Technology is present in our daily lives through various resources: software, hardware, tablets, notebooks, computers, smartphones, etc. Any file created, received or stored in these electronic equipment or in Company systems is considered to be our property.

Therefore, it is our responsibility to ensure that all information and documents are safe and stored in environments approved by the Information Security area. It is not permitted, for example, to save files or information on pen drives, personal clouds and any other external device or send them to personal e-mails, yours or others’, without such sending being directly linked to the regular performance of your activities.

Take care also of our physical spaces! Do not leave the doors of our offices open or allow third parties to enter our perimeter without proper identification and authorization.

4.1.	SYSTEM AND E-MAIL ACCESS PASSWORDS

All passwords to access system and email accounts that you use at the Company are personal and confidential. When you receive any credential, you become liable at civil and criminal spheres for all acts performed through your access. Therefore, do not share or leave your credentials visible and unprotected in any situation.

This ensures the security of our systems and prevents the occurrence of unwanted situations.

4.2.	E-MAIL, INTERNET AND ELECTRONIC COMMUNICATION

The use of e-mail, internet and any electronic communication in the Company must be done for professional purposes. If you need to use it for any personal reason, it is nice to keep in mind that it must be brief and cannot impact the operation of the company’s technological resources. It is prohibited to use electronic means to play games, exchange or store obscene, pornographic, violent, discriminatory, racist or disparaging contents, or commercialize products and activities prohibited by the law or by this code.

It is worth recalling that the traffic of Company information to private e-mails from employees, service providers or third parties is not allowed.

4.3.	SOFTWARE

The following is allowed

•	To install software and programs that help you make your work more efficient with the authorization of your direct manager and the Information Security department.

The following is not allowed

•	To install personal or pirated software on the Company’s machines, under penalty of suffering the appropriate disciplinary and legal measures.

PAY ATTENTION!

If you have any questions about the program you wish to install on your device, please consult the Information Security department.

4.4.	USE OF TECHNOLOGICAL RESOURCES THAT ARE NOT OF THE COMPANY

We provide our employees and third parties with all necessary technological resources, in accordance with their functions, so we do not authorize the use of personal devices. If you really need them to perform any activity, you should contact the Information Security department to request validation and clearance for the use and be aware of the standards of the Code of Conduct.

4.5.	NETWORK USE AND TRANSIT OF THIRD PARTIES

If a third party needs to access the Company’s infrastructure, premises or network, the manager responsible for the engagement should contact the Information Technology and Security team to request clearance.

5. RELATIONSHIP WITH THIRD PARTIES

In our everyday life, we are always in contact with third parties, either suppliers, service providers, customers, public agents, or others. In these interactions, all decisions must be made seeking the interest of our business and complying with legal, labor and environmental requirements that must always be aligned with our Code of Conduct and Company policies.

PAY ATTENTION!

All agreements of the Company must be sent to the Legal department for validation. This is not necessary in the case of standard drafts provided by the Legal department, but it is important to always pay attention to your powers and authorization to execute any agreement binding the Company.

5.1.	GOVERNMENT

Government comprises the whole structure and organization of the governmental administration: the federal, state, municipal governments, bodies, entities and public officials. We do not allow, under any circumstances, any attempt to obtain any kind of advantage from the Government and all employees and third parties related to the Company are responsible for ensuring that their actions are in accordance with our Anti-Corruption Policy and Code of Conduct.

It is important to clarify that corruption is any act that involves the promise, offer or direct or indirect delivery of money or other benefits with the purpose of influencing, obtaining or rewarding some illicit advantage for you, for third parties or for the Company. We may use as examples of other benefits: gifts, trips, meals, scholarships, discounts, payment authorizations, favors and hospitalities.

The following is prohibited

•	Hiring intermediaries suspected of performing any act of corruption for their own benefit or the benefit of the Company;

•	Making contributions or donations to charitable organizations in exchange for favors from any public official, even if the recipient is a genuine charity.

5.2.	COMPETITORS

All negotiations with customers, suppliers, distributors, competitors and third parties must be made in a fair and loyal manner, with due regard to free competition. We do not adopt practices that harm the image of our competitors or solicit employees of those companies in order to obtain confidential information about their business.

The following is allowed

•

To maintain personal relationships with employees working for the Group’s competitors, as long as matters involving confidential information about ourselves or the competitor in question are not discussed.

The following is prohibited

•	To access information that has not yet been made public, such as drafts of public announcements of competitive bidding processes or prices adopted by competitors;

•	To agree on prices with suppliers or to exclude the participation of a competitor;

•	To exchange confidential information with competitors.

5.3.	SUPPLIERS

Our decisions about purchasing products or contracting services must be in line with the Procurement Policy and based on the quality, price, conditions and maintenance and interest of our business. We encourage, whenever possible, the preference for socially responsible suppliers committed to the causes of social, environmental and community transformation sustained by the company.

The following is allowed

•	To receive gifts or promotional items with a maximum value of R$150. If the gift or promotional item exceeds this value, the employee must inform the Compliance department to analyze the situation.

The following is not allowed

•	Receive gifts, gratuities or any personal advantage that may generate conflicts of interest, regardless of the value.

5.4.	TRADE UNIONS AND CLASS ENTITIES

We respect the actions of professional unions and the principles of freedom of union and association.

We recognize the importance of associations and class entities and employees are assured the right of association without any interference or discrimination.

5.5.	DONATIONS AND SPONSORSHIPS

Donations are contributions made on a voluntary basis, without the expectation of any return or consideration. Failure to comply with this guidance may generate tax and administrative consequences for the Company.

Sponsorship occurs when there is disclosure of the name, image, products or services of the company in events, activities, sports or cultural entities. With the exception of advertising and marketing activities, sponsorship activities should be intended for non-profit institutions that develop activities related to research, education, culture, sports or social programs.

Requests for sponsorship and donations should be directed to the areas responsible for their approval (Social Responsibility). They should contain a clear description of their purpose. All requests involving Government entities or government incentive programs should be submitted to the Compliance department.

The following is not allowed

•

To offer, promise or deliver donations and sponsorships on behalf of the Company to any entity, public or private, without proper internal authorization. The process for granting donations and sponsorships must be transparent and properly documented;

•	To negotiate or authorize the payment of amounts to third parties other than the final beneficiaries of the sponsorship or donation.

PAY ATTENTION!

Donations for election campaigns by the Company should follow the laws and interpretations in force.

6. Conflict of Interests

Our employees and people who work directly or indirectly for the Group should always act with focus on the Company and our customers, avoiding any situation that could lead them to make decisions motivated by other interests. Therefore, decisions made cannot be influenced by opportunities for financial gain or other benefits, actual or potential, for you or third parties. In this chapter, you will understand a little more about what kind of such situations and how to avoid them.

6.1.	FINANCIAL INTERESTS

You can recommend suppliers with whom you have a personal relationship, including to provide services to your area, provided that you formalize the indication with your direct manager and with the area of Procurement, do not influence the decision-making process, interfere in the process of engagement or is responsible for measuring the services for payment. It is also worth recalling that the engagement must be aligned with the Procurement Policy.

The following is not allowed

•

To engage companies in which the employee has a financial interest or maintains some kind of affective relationship with the potential supplier, without paying attention to the previously indicated rules.

6.2.	AFFECTIVE RELATIONSHIPS AND FAMILY RELATIONS

We have a team of more than 1,800 employees and we understand that it is normal for family relationships to exist or for relationships to arise between co-workers.

It is allowed

•

Have a kinship or affective relationship with another employee, as long as there is no hierarchical subordination or influence in management decisions between them. If this happens, inform your manager and Compliance department so that the case can be evaluated and, if necessary, an area reassignment can be carried out.

It is not allowed

•	To intervene in the process of hiring or evaluating someone with whom you have an affective or family relationship;

•	To conceal the existence of an affective or family relation between you and another employee in the same hierarchical chain;

•	To disclose or share confidential information to the relative or partner;

•	Demonstrations of affection that may cause some kind of embarrassment in the work environment;

•

The affective or family relationship between employees holding positions in which they perform control, auditing or monitoring of activities in other areas and the employees of departments served by them. Examples of these cases are the areas of Finance, Internal Controls, Audit and Compliance and Human Resources.

When we talk about our school/academic environments, it is important to reinforce that all of our employees, regardless of their position, exercise a significant influence on our students. This interaction with students, regardless of their age groups, should always be based on a position of trust and authority.

It is paramount that their attributions are carried out with a view to guiding them in their school/academic learning and social coexistence and never for activities that go against the principles and rules of this Code, the Internal Regulations of each school and the Brazilian legislation.

If you are inserted in the school/academic environment, it is important to highlight that there are some specific behaviors that are not allowed:

•	The affective relationship between the principals of our schools with employees of any unit or school;

•	The affective or family relationship between a teacher and the coordinator;

•

Inappropriate affective relationships and manifestations between a student and a member of the staff (faculty, teaching staff or administrative staff), including sexual relationships, even if consensual);

•	Efforts and moves of students and collaborators, inside and outside the school/academic environment, including through virtual tools such as social media.

6.3.	PARALLEL ACTIVITY

Parallel activity is when an employee has some other professional activity or spot work outside the Company, whether or not remunerated. Employees performing activities in competitors, such as teachers, must inform and formalize the situation by e-mail to their direct managers.

The following is allowed

•	Having parallel activities outside of working hours, as long as they do not harm their performance in the Company or conflict with the interests of the Group or with the activities developed by it.

The following is not allowed

•	To be an employee of the Company and to render services in an outsourced manner to companies of the Group, even if through a company of which he/she is a partner;

•	To have direct involvement in decisions about the granting of contributions and the entering into agreements, if acting in a non-profit organization;

•	To act as an officer, consultant or representative of a competitor or in a businesses related to the education industry.

6.4.	POLITICAL INVOLVEMENT

We recognize the importance of our role in society as an educational enterprise and we stimulate political debate, provided it is done in a democratic and peaceful manner. We do not tolerate any form of discrimination on the grounds of choice or electoral involvement.

Upon joining the Company, every employee must inform if he/she is in any way included within the concept of Politically Exposed Person3 and explain the details of the condition.

If any employee wants to run for a public position or has any actual or potential participation in any government body, the Compliance department should be notified about it.

The following is not allowed

•	To use your relationship or position in the Company to disseminate political positions and ideologies;

[3]

Politically exposed persons are public officials who hold or have held, in the past five years, relevant government positions or functions, as well as their representatives, family members and close collaborators, in Brazil or abroad.

•	To use the Company’s assets or proprietary information to make any kind of political contribution—direct or indirect—to a candidate or political party;

•	To request reimbursement, directly or indirectly, for any political contribution or with the intention of participating in political events;

•	Lobbying or reimbursing, directly or indirectly, any political contribution on behalf of the Company.

6.5.	GIFTS AND HOSPITALITY

When we talk about gifts and hospitality, we refer to all gifts, meals, travel or entertainment packages offered by our business partners to our employees or by the company to third parties, regardless of their value.

We repudiate all forms of corruption, bribery or extortion and, therefore, this exchange must be done in a transparent and careful manner, in line with the Anti-Corruption Manual and internal policies.

Gifts over R$150 should not be offered to third parties or received. If you experience any such situation, politely refuse or return what is offered. Gifts above this value can only be accepted with written approval from the Compliance department. If the return could cause any kind of embarrassment, please forward the gift to the Compliance department who will make a donation or promote an internal raffle with the gift in question.

PAY ATTENTION!

The request for approval to receive gifts with values higher than R$150 must contain the name of the donor, nature of the gift, circumstances of the offer and acceptance and the approximate value of the gift.

The following is allowed

•

To accept invitations to lectures, trainings or seminars, without restriction of value, provided that they are approved by your immediate manager. If the invitation involves costs related to tickets or lodging, these should be borne by the invited area, upon express authorization of the director of the area and the Compliance department.

The following is not allowed

•	To request for yourself or for third parties any gifts, sponsorships, discounts, gratuities or any other personal advantage for business partners, even if the value is less than R$150.00;

•

If you work in the Procurement department, to accept and offer any gifts or hospitality, with the exception of low-value institutional gifts that contain the partner’s logo, such as pens, diaries or calendars;

•	To accept or offer gifts and hospitalities from public officials or persons related to them, regardless of value;

•	To accept gifts or hospitalities that have been offered in exchange for some undue advantage.

7. Department of Internal Controls, Audit and Compliance

Our Compliance Program is based on the following pillars: commitment of senior management, responsible and independent instance, profile and risk analysis, structuring of rules and instruments and ongoing monitoring. The Program is part of the Department of Internal Controls, Audit and Compliance (DCAC), which in addition to other activities, is responsible for:

•

Analyzing the reports made through the Communication Channels, conducting the necessary internal investigations and, together with the Union Relations and Human Resources departments, recommending the appropriate actions for each situation;

•	Ensuring that the decisions adopted in each case are implemented;

•

Periodically assessing the risks of unethical conduct that the Company is exposed to and reviewing the Code of Conduct to ensure that it is always aligned and updated with the Company’s activities and the moral and ethical principles of the society;

•	Disseminating the Code of Conduct through training and communication programs on internal channels to ensure that the document is understood and experienced by all;

•	Clarifying doubts about the Code of Conduct and the Company’s internal policies.

7.1.	COMMUNICATION CHANNELS

If you witness or suspect a situation that violates the law or is not in accordance with our Code of Conduct or internal policy, you should immediately report this matter to Vasta Confidential Channel.

The Channel is managed by a third party company and all reports are received and treated confidentially, and may be made anonymously or identified.

If you have any questions, you can seek guidance from your direct manager or consult the Human Resources and Compliance departments.

7.2.	REPORTS AND INVESTIGATIONS

All reports received through the Vasta Confidential Channel or other means of communication are taken seriously and treated under strict confidentiality. All reports are known only to the areas involved and may be anonymous or identified. Even if the option with identification is chosen, the name of the informer will always be preserved by the areas involved.

During the process of investigating the reports, the Department of Internal Controls, Audit and Compliance (DCAC) may conduct personal interviews with those directly or indirectly involved in the report and is authorized to adopt the working methods deemed necessary for the verification of the facts, always respecting the privacy of those involved. If you are asked to contribute in any investigation, be transparent when answering to questions and offer all the information requested.

Such verification allows the examination of any and all file saved in professional devices—such as mobile phones, computers and tablets—of professional e-mails sent, received or deleted, images of the internal security circuit, the professional history of those involved, various relevant documents and the level of repercussion and impact of the alleged misconduct. Depending on the complexity or seriousness of the report, it may be necessary to hire a specialized service provider to support and conduct the investigation.

If, after the investigation, the report is confirmed, the corrective and/or disciplinary actions defined by DCAC will be applied, with the support of the areas of Trade Union Relations, Human Resources and the manager of the accused individual. It is important to say that if you report an alleged violation in which you participated, your self-reporting and cooperation will be taken into account when defining the applicable measures.

The Compliance department will be responsible for investigating all reports, passing on to the Human Resources area any reports on bullying, always preserving the information provided and the identity of the whistleblower. If a DCAC member is mentioned in the report, the system will forward the report directly to the director of the area. If the DCAC director is reported, the report will be forwarded to the Human Resources Department, which will be responsible for investigating the report.

If the report does not characterize misconduct, it will be directed to the responsible area.

We do not tolerate retaliation against those who use the Vasta Confidential Channel to report a situation. If this happens, you should report immediately to the Vasta Confidential Channel using the protocol number already provided or contact the Department of Internal Controls, Audit and Compliance (DCAC).

7.3.	REPORTING VIOLATIONS TO A GOVERNMENTAL AGENCY

To whom this Code of Conduct is applicable, such person has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to U.S. governmental agencies or entities and self-regulatory organizations. As such, nothing in this Code of Conduct is intended to prohibit such person from disclosing or reporting violations to, or from cooperating with, an U.S. governmental agency or entity or self-regulatory organization, and such person may do so without notifying us. We may not retaliate against such person for any of these activities, and nothing in this Code of Conduct or otherwise requires such person to waive any monetary award or other payment that such person might become entitled to from an U.S. governmental agency or entity, or self-regulatory organization.

7.4.	CORRECTIVE AND DISCIPLINARY ACTIONS

Violation of the rules of this Code of Conduct, of the Company’s internal policies or even of the legislation in force, by action or omission of an employee or a third party may result in the following measures after verification of the facts:

If it involves an employee:

•	Verbal warning;

•	Written warning;

•	Suspension;

•	Termination of employment;

•	Report to the competent authorities.

If it involves a third party (supplier, distributor, author, customer or business partner):

•	Application of the penalty provided for in the agreement;

•	Termination of the agreement;

•	Report to the competent authorities.

The measures applied are always proportional to the acts performed and in accordance with the legislation in force. If necessary, the Department of Internal Controls, Audit and Compliance (DCAC) will arrange for the reporting of violations to regulatory agencies and competent authorities and cooperate with any investigations and proceedings.

8. Waivers and Amendments

Any waiver (including any implicit waiver) of the provisions in this Code of Conduct will be disclosed to our shareholders in our annual report on Form 20-F. Material amendments to this Code of Conduct will also be disclosed in our annual report on Form 20-F. This Code of Conduct may be reviewed from time to time.

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